EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-283883 on Form S-11 of Millrose Properties, Inc. of our report dated September 27, 2024, relating to the financial statement of Millrose Properties, Inc. as of June 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, FL

January 13, 2025